THE PRUDENTIAL DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

The Prudential Deferred Compensation Plan for Non-Employee Directors (the “Plan”) was established by The Prudential Insurance Company of America (“Prudential Insurance”), effective as of July 1, 1974, for the purpose of providing a method of deferring payment to non-employee directors of the Company (the “Non-Employee Directors”) of their fees, as fixed from time to time by the Board of Directors of the Company until termination of their services on the Board. The Plan was amended and restated effective as of May 12, 1998. Effective as of January 1, 2002, the Plan was amended to transfer sponsorship from Prudential Insurance to Prudential Financial, Inc. (the “Company”) to reflect the change in corporate structure resulting from the demutualization of Prudential Insurance, and the establishment of the Company as the publicly-held parent company of Prudential Insurance as of December 17, 2001. Effective as of September 10, 2002, the Plan has been amended and restated,with such changes generally to be effective as of January 1, 2003 as set forth herein, to provide for the deferral of “Stock Based Fees” and “Cash Based Fees” (as defined below), the provision of certain additional notional investment options under the Plan related to the deferral of such Fees, and to address the suspension of, and “rollover” of accrued amounts under, the Pension Plan (as defined below).

The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for the Non-Employee Directors and, as such, is not an “employee benefit plan” within the meaning of Title I of ERISA (as defined below). To the degree applicable, the Plan is also intended to comply with the provisions of New Jersey Statutes Annotated 17B:18-52.

ARTICLE I

DEFINITIONS

The following capitalized terms shall have the meanings hereinafter set forth in this Plan:

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Cash-Based Fees” shall mean, effective as of January 1, 2003, Fees payable in U.S. currency to the Company’s Non-Employee Directors, the amount of which may be periodically amended or modified consistent with the requirements of the By-laws and Statement of Corporate Governance Principles and Practices of the Company.

“Change of Control” shall be deemed to have occurred if any of the following events shall occur:

(i)    any Person (as defined below) acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power (as defined below) of the Company’s securities; or

(ii)    within any 24-month period commencing prior to the consummation of a plan of reorganization under which Prudential Insurance ceases to be a mutual life insurance company, the persons who, at the beginning of such period, were the members of the Board (the “Incumbent Company Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election to the Board, by a majority of the Incumbent Company Directors then still in office shall be deemed to be an Incumbent Company Director for purposes of this subclause (ii); or

(iii)    upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a “Company Corporate Event”), immediately following the consummation of which the stockholders of the Company immediately prior to such Company Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of

(x)	in the case of a merger or consolidation, the surviving or resulting corporation,

(y)	in the case of a share exchange, the acquiring corporation or

(z)
in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Company Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Company Corporate Event, provided that no Change of Control shall be deemed to have occurred with respect to any Participant who is employed, immediately following such Company Corporate Event, by any entity in which the policyholders or stockholders of the Company, as the case may be, immediately prior to such Company Corporate Event hold, directly or indirectly, a majority of the Voting Power; or

(iv)    any other event occurs which the Board declares to be a Change of Control.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred merely as a result of (i) the conversion of Prudential Insurance from a mutual life insurance company to a stock company a majority of whose shareholders immediately following such conversion are either (x) persons who were policyholders of Prudential

Insurance immediately prior to such transaction or (y) the Company or another corporation the shares of which are held primarily by the persons described in subclause (x); (ii) Prudential Insurance becoming a direct or indirect subsidiary of the Company whose shareholders are primarily persons who were policyholders of Prudential Insurance immediately prior to such transaction or (iii) an underwritten offering of the equity securities of the Company where no Person (including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than 25% of the beneficial ownership interests in such securities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Committee that has been appointed by the Board of Directors pursuant to Article V of the Plan.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” means Prudential Financial, Inc

“Controlled Group” means the Company and (i) each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company, (ii) each trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code), (iii) each organization included in the same affiliated service group (within the meaning of Section 414(c) of the Code) as the Company, and (iv) each other entity required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code. Any such entity shall be treated as part of the Controlled Group only for the period while it is a member of the controlled group or considered to be in a common control group.

“Deferred Compensation Accounts” shall have the meaning set forth in Section 3.1 of the Plan.

“Deferred Stock Units” shall have the meaning set forth in Section 7.1.

“Early Distribution With Penalty” shall have the meaning set forth in Section 4.3.

“Effective Date” means July 1, 1974.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fees” includes all fee income payable to Non-Employee Directors for their service on the Board of Directors, including, but not limited to (i) annual service fees, (ii) meeting fees (including orientation meeting fees), and (iii) compensation that may be payable to such Non-Employee Directors for serving on any of the committees of the

Board of Directors. The term “Fees” does not include travel payments that may be made to such Non-Employee Directors as a result of attending orientation meetings of the Board of Directors, payments that constitute reimbursement for expenses incurred by such Non-Employee Director in connection with his or her services to the Board of Directors, nor any fees that may be payable to such Non-Employee Director for service as a trustee of The Prudential Foundation. Effective January 1, 2003, the term “Fees” shall include both Stock-Based Fees and Cash-Based Fees, unless otherwise noted in this Plan.

“Fixed Units” shall have the meaning set forth in Section 7.1.

“Hardship” means an unanticipated emergency that is caused by an event beyond the control of the Participant or beneficiary, and that would result in severe financial hardship to such Participant or beneficiary.

“Non-Employee Director” means any Director of the Company who is not a salaried officer or employee of either the Company or any entity within the Controlled Group.

“Participant” means a Non-Employee Director of the Company (and, if applicable, their beneficiaries) who have elected to participate in the Plan and thereby defer all or a portion of the Fees to be earned by such Participant in the next applicable Plan Period.

“Pension Plan” means The Pension Plan For Non-Employee Directors Of Prudential Financial, Inc., as suspended by the Company as of December 31, 2002.

“Pension Plan Rollover Deferrals” has the meaning set forth in Section 3.3 (a) (ii).

“Person” means any person (within the meaning of Section 3(a)(9) of the Exchange Act), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), but excluding any of the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary.

“Plan Period” has the following meaning: (a) with respect to the “First Plan Period,” the period commencing on July 1, 1974, and terminating on December 31, 1974, and (b) with respect to all subsequent Plan Periods, the period of time commencing on January 1 and terminating on December 31 for all successive calendar years.

“Pre-2003 Fee Deferrals” has the meaning set forth in Section 3.3(a)(i).

“Retirement Date” means the first day of the month following the month in which the Participant terminates his or her services as a Non-Employee Director.

“Secretary” means the Secretary of the Board of Directors and, for purposes of this Plan and various administrative procedures described herein, the term “Secretary” shall also include any member of the Secretary’s Department of the Company,

“Stock-Based Fees” shall mean, effective as of January 1, 2003, Fees payable in Common Stock to the Company’s Non-Employee Directors, the amount of which may be periodically amended or modified consistent with the requirements of the By-laws and Statement of Corporate Governance Principles and Practices of the Company.

“Subsidiary” means any corporation or partnership in which the Company owns, directly or indirectly, more than 50% of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

ARTICLE II

PARTICIPATION REQUIREMENTS

2.1    Eligibility.    A Non-Employee Director will be deemed a Participant in the Plan either (a) if he or she elects to defer all or a portion of the Fees to be earned during a Plan Period as provided herein, and/or (b) if such Non-Employee Director has accrued a pension under the terms of the Pension Plan the value of which is to be transferred to this Plan as of such date pursuant to the suspension and subsequent termination of the Pension Plan.

2.2    Elections

(a)    General Rules.    The election to defer all or a portion of the Participant’s Fees for the next Plan Period, as well as the election of the form and timing of any distributions on the Participant’s behalf, shall be made by written notice delivered by the Participant to the Secretary not later than the last day of the open trading window under the Company’s Insider Trading Policy immediately preceding the first day of such Plan Period. In the case of a Non-Employee Director who first becomes eligible during such Plan Period, such election must be made by written notice not later than thirty (30) days after such Non-Employee Director first becomes eligible; provided, however, that with respect to such initial elections, no Fees attributable to the period before which the election is made and presented to the Secretary are eligible for deferral under this Plan. Each such election shall be irrevocable during such Plan Period and thereafter, except as set forth below.

(b)    Amendment of Election Form:    Each Participant may, no later than the last day of the year prior to the year of his or her anticipated Retirement Date, amend their election forms for deferrals of Fees related to all Plan Periods (a) to change the previously-elected form of distribution to another distribution form of all distributions under the Plan to another distribution form permitted under Section 4.1, or (b) to change the starting date for commencement of all payments under the Plan to another definitely determinable date on or after such Retirement Date, provided, however that such election shall be made during an open trading window under the Company’s Insider Trading Policy.

2.3    Pension Plan Rollover Elections.    With respect to any Non-Employee Director not already a Participant, or a current Participant of the Plan who has accrued a pension under the terms of the Pension Plan the value of which is to be transferred to this Plan as of such date pursuant to the suspension and subsequent termination of the Pension Plan, such individuals must, by written notice delivered by the Participant to the Secretary not later than the last day of the open trading window under the Company’s Insider Trading Policy immediately preceding the first day of such Plan Period, elect the form and timing of any distributions on the Participant’s behalf with respect to such Pension Plan Rollover Deferrals.

Such election form shall specify, at a minimum, that:

(a)    For Participants of the Plan and other Non-Employee Directors who become Participants in this Plan by virtue of such Pension Plan Rollover who are in active service with the Board as of December 31, 2002, the form (lump sum or installment) and timing of any distribution of such Pension Plan Rollover Deferrals as generally provided for under Section 4.1(a) of the Plan; and

(b)    For Participants of the Plan and other Non-Employee Directors who become Participants in this Plan by virtue of such Pension Plan Rollover who were in active service with the Board as of December 31, 2001 but had retired from the Board prior to December 31, 2002, such Participants will be permitted to elect only 60 or 120 month installment payments of such amounts, to commence on or after January 1, 2003.

No other election shall be permitted with respect to such Pension Plan Rollover Deferrals, except as set forth in Section 4.4 below.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1    Establishment of Deferred Compensation Accounts.  An account shall be established for each Participant which shall be designated as his or her Deferred Compensation Account. Such Account may be suballocated as generally provided for under Section 3.3(a) below as a recordkeeping matter and accounting convenience, but the Company shall not be required to segregate any amounts credited to the Deferred Compensation Accounts in any manner or in any form, except in its sole discretion.

3.2    Crediting of Fees to Deferred Compensation Accounts.  Upon the execution of a valid election to defer all or a portion of the Fees attributable to services performed by the Participant in the next Plan Period, such Fees shall be credited to the Participant’s Deferred Compensation Accounts in the following manner:

(a)    Annual Service Fees:  To the degree the Fees deferred by the Participant constitute annual service fees, the amount of the annual service fee to be earned by the Participant for services rendered during the First Plan Period shall be credited in two equal installments on or about the last business day of September and December in such Plan Period and for services rendered during any other Plan Period shall be credited in four equal installments on or about the last business day of March, June, September, and December in the Plan Period to which such service fee relates to his or her Deferred Compensation Account, subject to the provisions of Section 3.4.

(b)    Meeting/Committee Fees:  To the degree the Fees deferred by the Participant constitute meeting fees or committee fees, the amount of each fee to be earned by a Participant for attendance at a meeting during a Plan Period shall be credited to his or her Deferred Compensation Account on the last business day of the calendar quarter during the Plan Period when such meeting occurred.

3.3    Earnings Indices and Investment Options for Stock-Based Fees and Cash-Based Fees Within the Deferred Compensation Accounts (Fixed Units and Deferred Stock Units); Allocation Limitations

A Participant’s Deferred Compensation Account will be credited with notional interest, earnings (and, where applicable, notional investment gain or loss) that are intended to mirror the investment performance and results of the two notional investment options offered under the Plan and selected by the Participant on the Participation Agreement, subject to the limitations set forth below:

(a)
Sub-Allocation of Deferred Compensation Accounts:  Amounts credited to each Participant’s Deferred Compensation Account shall be identified in the Plan’s records as comprised of up to four subaccounts, as follows:

(i)
Amounts credited to an applicable Participant’s Deferred Compensation Account for Plan Periods ending on December 31, 2002 (including any interest accrued on such balances (the “Pre-2003 Fee Deferrals”);

(ii)
Amounts credited to an applicable Participant’s Deferred Compensation Account as a result of the suspension and subsequent termination of the Pension Plan as of December 31, 2002 (the “Pension Plan Rollover Deferrals”);

(iii)	Stock-Based Fee Deferrals; and

(iv)	Cash-Based Fee Deferrals.

(b)
Available Notional Investment Options under the Plan:  Effective for Plan Years beginning on or after January 1, 2003, the two available notional investment options under the Plan – the “Fixed Units” and the “Deferred Stock Units” — are intended to mirror the performance of two of the actual investment options available to participants of the Prudential Employee Savings Plan, as follows: (a) the Fixed Rate Fund (in the case of the Fixed Units); and (b) the Prudential Financial, Inc. Common Stock Fund (in the case of the Deferred Stock Units). With respect to amounts deemed allocated to the Fixed Units under the Plan by any Participant, such amounts will be credited with interest in the same general manner as interest would be credited to amounts actually invested in the actual Fixed Rate Fund. With respect to amounts deemed allocated to Deferred Stock Units by any Participant, such amounts will be credited under the Plan as if the Participant had actually purchased units of the Prudential Financial, Inc. Common Stock Fund on the date of such deferral, (adjusting the number of units to take into account the subsequent payment of dividends, and any reinvestment of such dividends, that may actually occur under the Prudential Financial, Inc. Common Stock Fund) and the value of such units will be adjusted in the same general manner as amounts actually invested in the Common Stock Fund. To the extent that the actual investment options noted above are amended or removed from the Prudential Employee Savings Plan, comparable changes shall be made in the available notional investment options under this Plan, and any such changes shall be communicated to Participants as soon as administratively practicable.

(c)
Allocation Limitations:  Generally, a Participant may elect a combination of the two available notional investment options with respect to the amount of Fees deferred under the Plan, subject to the limitations set forth below:

(i)    Cash-Based Fees:  With respect to any Cash-Based Fee amounts, such amounts (including any earnings) may be allocated to either the Fixed Units or the Deferred Stock Units under the Plan; provided, however, that the Participant’s allocation of his or her account must be stated in five percent (5%) increments.

(ii)    Stock-Based Fees:  With respect to any Stock-Based Fees deferred under the Plan, such amounts (and any notional dividends paid with respect to such amounts) may only be allocated to the Deferred Stock Units under the Plan.

(iii)    Pre-2003 Fee Deferrals:  With respect to any Pre-2003 Fee Deferrals, such amounts may be allocated to either the Fixed Units or the Deferred Stock Units under the Plan; provided, however, that the Participant’s allocation of his or her account must be stated in five percent (5%) increments.

(iv)    Pension Plan Rollover Deferrals:  With respect to any Pension Plan Rollover Deferrals deferred under the Plan, such amounts (and any notional dividends paid with respect to such amounts) may only be allocated to the Deferred Stock Units under the Plan.

(d)
Changing Indices:  Subject to the allocation limitations set forth in Section 3.3(c) above, a Participant may change how the notional amounts reflected in his or her Account are deemed invested by completing an Account Reallocation Form. Such deemed investment allocations may be changed periodically during an open trading window under the Company’s Insider Trading Policy, and in no event more than once per calendar quarter. Changes will be effective the first day of the following month. To the extent that additions to, or subtractions from, the number of indices/notional investment options are made under this Plan, Participants will be asked to complete an Account Reallocation Form to indicate if they wish to reallocate their notional Account balances. In the event no such Form is received, no changes to the Participant’s Account will be made except that, in the event a particular indices/notional investment option is eliminated and no Form has been completed, the notional amounts credited in such eliminated option shall be credited under the Fixed Units (or, if such option has been eliminated, a notional investment equivalent to any money market fund option offered under the Prudential Employee Savings Plan) as of the date of such elimination (or as soon as administratively practicable thereafter). The aforementioned allocation limitations apply at all times during which the Participant is in active service as a Non-Employee Director of the Company, and for a period of two (2) years following his or her Retirement Date (or such other period after the Retirement Date as the Committee, in its sole discretion, may impose).

(e)	Account Valuation and Reports:

(i)    Periodic Account Valuation.  For purposes of Deferred Compensation Account recordkeeping, periodic updates of the notional value of each Participant’s Deferred Compensation Account (and of the aggregate unfunded liabilities of the Plan as a whole) shall be made at the direction of the Committee (in any event, no less frequently than as of the end of each calendar quarter). With respect to any distribution for a Participant’s Account as provided for in Article IV of the Plan, the aggregate value of any such distribution shall be calculated by reference to the notional value of the Account as of the last day of the month prior to the month in which such distribution is either anticipated to commence or has been requested to commence by the Participant (or Beneficiary, as applicable).

(ii)    Participant Statements.  Quarterly statements illustrating Participant Deferred Compensation Account balances, including any notional gains or losses in such Accounts, shall be made available to Participants as soon as practicable after the end of each calendar year quarter, in a form and manner prescribed by the Committee.

3.4    Special Rules Governing Deferral of Annual Service Fees.  If, prior to the end of the Plan Period, a Participant (a) becomes an employee of the Company or any member of the Controlled Group, (b) ceases for any reason to be a Non-Employee Director, or (c) has elected to defer all or a portion of his or her annual services fees and the effective date of participation by a Participant for any Plan Period is other than the first day thereof, such Participant’s Deferred Compensation Account will be credited with that proportion of the annual service fee that the Participant has elected to defer for the full Plan Period which the number of days of his or her participation in the Plan during such Plan Period bears to the total number of days in such Plan Period.

ARTICLE IV

DISTRIBUTIONS FROM THE PLAN

4.1    Timing and Form of Distribution.  The Company shall pay to the Participant (or, in the event of the Participant’s death, to the Participant’s designated beneficiary) a sum equal to the amount then standing to his or her credit in his or her Deferred Compensation Account (plus interest as provided for under Section 3.3 herein), in the following manner:

(a)
Normal Form of Benefits—Lump Sum or Installment Payments:  Payments shall be made in a lump sum, or in 60 or 120 monthly installments, as elected by the Participant in his or her deferral election form, to begin on either (i) a date prior to the Participant’s Retirement Date, provided that such date must be no earlier than the January 1 in the year following the Plan Period during which such Fees would otherwise have been payable to the Participant, (ii) the Participant’s Retirement Date, or (iii) such later date as selected by the Participant (provided, however, that in any event, distributions from the Plan must commence in the year such Participant attains age 70 ½). In the event an installment option is chosen, such installments shall be as nearly equal as practicable and shall continue even if the Participant again serves on the Board of Directors.

Any such distribution provided for under the terms of this Section 4.3(a) will be made in the following forms:

(i)    For Deferred Compensation Account balances attributable to Pension Plan Rollover and Stock-Based Fees, the form of distribution shall be Common Stock;

(ii)    For Deferred Compensation Account Balances attributable to Cash-Based Fees or Pre-2003 Fee Deferrals, the form of distribution shall be either cash or Common Stock, at the election of the Participant.

In the event that a 60 or 120-month installment option has been elected by the Participant, such Participant will have the right during such allocation period to reallocate the amounts yet to be distributed under the Plan among the notional investment options described in and subject to the limits set forth in Article III. Any such reallocation elections shall be made on a form, and under procedures established by the Committee, in its sole discretion. Notwithstanding the above, if the Participant dies (either before payments commence from the Plan or while such payments are being made), the balance of the Participant’s Deferred Compensation Account shall immediately become due and payable in one lump sum in cash to the Participant’s beneficiary or, if no beneficiary is designated or then living, to the Participant’s estate.

(b)
Small Account Balances – Lump Sum Cashout.  Notwithstanding the foregoing, in the event the Participant’s Deferred Compensation Account balance is ten thousand dollars ($10,000) or less at the time a distribution of the Participant’s Deferred Compensation Account balance would commence by reason of the application of this Section, or in the event that a Participant’s remaining Account balance after commencement of the installment options provided for above is ten thousand dollars ($10,000) or less, the Committee reserves the right to accelerate the payment of such Participant’s Account balance in a lump sum in cash and/or Common Stock (consistent with the general requirements of Section 4.1(a)(i) and (ii) above), notwithstanding the form of benefit payment elected by the Participant under the terms of Article II (for Pension Plan Rollover Deferrals) or Article IV (for all other deferrals), as applicable. For purposes of this Section, a Participant’s Account balance shall be valued in accordance with the general provisions of Section 3.3(e).

(b)
Annuity Option:  A Participant whose Retirement Date occurred on or after January 1, 1989 but before January 1, 1999 had the ability to elect to receive payments in any form of annuity offered in the normal course of business by the Company; provided, however, that the election of such method of payment could not result in the receipt of payments on an annual basis in greater amounts that under a method of payment, if any, previously elected by the Participant. The annuity option provided herein did not involve the transfer by the Company to the Participant of an annuity contract, but merely describes an optional form of payment. Effective January 1, 1999, this distribution option will no longer be available to Participants whose Retirement Date has not occurred as of such date.

4.2    Hardship Distribution.  Notwithstanding any other provisions of the Plan, the Committee may determine, in the Committee’s sole discretion, to accelerate the payment of amounts accrued in such Participant’s Deferred Compensation Account in the event of the Participant incurring a Hardship. For purposes of this Section, the Committee may only permit the accelerated payment of an amount not to exceed the amount necessary to satisfy the Hardship liability and, in no event, may the Committee permit the payment under the Plan of an amount exceeding the Participant’s balance in his or her Deferred Compensation Account as of the date of such withdrawal.

4.3    Early Distribution With Penalty.  A request for an Early Distribution With Penalty of the Participant’s Deferred Compensation Account balance (not including, for these purposes, any Pension Plan Rollover Amounts) may be made by submitting a Deferred Compensation Withdrawal Form in any Plan Year during an open trading window under the Company’s Insider Trading Policy. The Account balance distributed will be reduced by a penalty of ten percent (10%) of the Account. For purposes of any such Early Distribution With Penalty, the Account will be valued as of the last day of the month immediately preceding the date on which the request is received and will be paid in a lump sum, in cash and stock (as provided for under the general provisions of Section 4.1), within thirty (30) days of receipt by the Committee of such Withdrawal Form.

If an Early Distribution With Penalty payment is made, all further deferrals ofFees shall cease for the remainder of the Plan Year and for the subsequent Plan Year.

Any penalty amounts withheld from the Early Distribution With Penalty are taxable income to the Participant, and may be used by the Committee in its sole discretion.

4.4    Distribution on a Change of Control.  In the event of a Change of Control, Participants under the Plan will have the ability to make a one-time election to commence payment of their Deferred Compensation Account balance, in whatever manner (lump sum or installment) previously chosen by such Participant, no earlier than the January 1st of the year following the Plan Period during which such Change of Control occurred. Such election shall, consistent with the general provisions of Section 2.2 of the Plan be made by written notice delivered by the Participant to the Secretary not later than five (5) days before the end of such Plan Period.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1    Administration of the Plan.  The Board of Directors shall appoint a Committee to administer the Plan, which shall be comprised of the following three persons: the Vice President and Secretary of the Company, the Vice President of Total Compensation of the Company’s (or as the case may be, Prudential Insurance’s) Human Resources Department, and a Vice President and Corporate Counsel – Financial Management, of the Company’s Law Department (with the Vice President and Secretary of the Company serving, where appropriate, as the primary contact for questions related to the Plan’s operation by Participants). The Committee shall maintain such procedures and records as will enable the Committee to determine the Participants and their beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof.

5.2    General Powers of Administration.  The Committee shall have the exclusive right, power, and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan. Any decision or action of the Committee shall be conclusive and binding on the Company and the Participants.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1    Amendment of the Plan:  The Committee shall have the authority to adopt minor amendments to the Plan without prior approval by the Board of Directors that:

(i)    are necessary or advisable for purposes of complying with applicable laws and regulations;

(ii)    relate to administrative practices under the Plan (including, but not limited to, the establishment of any procedures or processes or accounts related to the distribution of Common Stock or other amounts under the Plan);

(iii)    relate to the selection or deletion of additional notional investment options for Participants in their accounts; or

(iv)    have an insubstantial financial effect on the Plan.

The Board of Directors shall have the authority to adopt any other amendments to the Plan not encompassed under the terms of the preceding sentence. Any such amendments must be made by written instrument, and notice of such amendments shall be provided as soon as practicable to Participants after their adoption.

6.2    Limitations on Amendment or Termination of the Plan  The Company reserves the right to amend or terminate the Plan in any respect and at any time, without the consent of Participants or beneficiaries; provided, however, that the following conditions with respect to such amendment or termination must be satisfied in order for such amendment or termination to be binding and in effect:

(a)    Such amendment or termination must be made pursuant to a written resolution of the Committee which is approved thereafter by the Board of Directors; and

(b)    Such amendment or termination resolution may not adversely affect the rights of any Participant or beneficiary to receive benefits earned and accrued under the Plan prior to such amendment or termination; provided, however, that

(i)    any alteration of the notional investment options under the Plan,

(ii)    any acceleration of payments of amounts accrued under the Plan by action of the Committee or the Compensation Committee or by operation of the Plan’s terms; or

(iii)    any decision by the Committee or the Compensation Committee to limit participation (or other features of the Plan) prospectively under the Plan shall not be deemed to violate this provision.

6.3    Continuation or Termination—Change of Control.  In the event of a Change of Control where the Company is not the surviving entity, any successor to the Company may elect to continue or to terminate the Plan (in either event, assuming any and all liabilities for such Plan); provided, however, that in the event the Plan is terminated by such entity, the Plan shall be terminated in accordance with the requirements of this Article VI. (including, but not limited to, the requirements of Section 6.2 herein).

ARTICLE VII

GENERAL PROVISIONS

7.1    Participant’s Rights Unsecured and Unfunded.  This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for Non-Employee Directors, and therefore is exempt from the provisions of Parts 2,3 and 4 of Title I of ERISA. Accordingly, no assets of the Company shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. Amounts referenced in Participant Account statements are only recordkeeping devices reflecting such liability for accrued benefits, and do not reflect any actual amounts credited. The right of a Participant (or his or her Beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company or any successor to the Company. All payments under the Plan shall be made from the general funds of the Company or any successor. The Company is not required to set aside money or any other property to fund its obligations under the Plan, and all amounts that may be set aside by the Company prior to the distribution of Account balances under the terms of the Plan remain the property of the Company (or, if applicable, any successor).

Notwithstanding the foregoing, nothing in this Section 7.1 shall preclude the Company, in its sole discretion, from establishing a “rabbi trust” or other vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to provide deferred compensation benefits for Non-Employee Directors within the meaning of Title I of ERISA.

7.2    No Guarantee of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

7.3    No Creation of Employee Rights; Plan is Not A Contract of Employment.  Participation in the Plan shall not be construed to give or deem any Participant to be an employee of the Company. This Plan shall not constitute a contract of employment between the Company and any Participant.

7.4    Non-Alienation Provision.  No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, anticipation, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.5    Applicable Law; Severability.  The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent that such laws are preempted by ERISA, if applicable. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the remaining portion(s) shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

7.6    Taxes.  To the extent required by law, amounts accrued under the Plan shall be subject to federal and state income, federal social security and federal or state unemployment taxes (if applicable) during the year the services giving rise to such amounts were performed (or, if later, when the amounts are both determinable and not subject to a substantial risk of forfeiture). The Company shall withhold from any payments made pursuant to the Plan such amounts as may be required by federal, state or local law, and the Company further reserves the right: (a) to limit or reduce the amounts intended to be deferred under the terms of the Plan as may be necessary or appropriate in order to ensure that any required tax withholdings can be deducted; and/or (b) to require the Participant to pay any taxes owed on such amounts.

7.7    Excess Payments.  If the compensation, years of service, age, or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to a Participant or beneficiary shall be the Plan benefit which would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company or withheld by it from any further amounts otherwise payable under the Plan.

7.8    No Impact on Other Benefits.  Amounts accrued under the Plan shall not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company.

7.9    Data.  Each Participant or beneficiary shall furnish the Committee all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan, and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee in a form satisfactory to it.

7.10    Incapacity of Recipient.  If a Participant or other beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company under the Plan.

7.11    Usage of Terms and Headings.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.